Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(3)
(To Post-Effective Amendment No. 3 to	Registration No. 333-186128

Registration Statement on Form S-1 Dated May 12, 2014)

Community Financial Shares, Inc.

Up to 19,684,700 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 19,684,700 shares of common stock of Community Financial Shares, Inc., a Maryland corporation (the “Company”), by the selling stockholders named in the prospectus (the “Prospectus”) included in Registration Statement No. 333-186128. You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes or supplements the information contained in the Prospectus.

This prospectus supplement includes the disclosure under “Item 5.03: Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year” and “Item 8.01: Other Events” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 26, 2014 (the “Form 8-K”). The text of the Form 8-K is attached hereto.

Investing in our common stock involves risks, including the possible loss of principal. See “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 26, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

______________________________

Date of Report (Date of earliest event reported): November 20, 2014

COMMUNITY FINANCIAL SHARES, INC.

(Exact name of registrant as specified in charter)

Maryland	0-51296	36-4387843
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (630) 545-0900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 20, 2014, the Board of Directors of Community Financial Shares, Inc. (the “Company”) amended Article III, Section 2 of the Company’s Bylaws to provide that the size of the Company’s Board of Directors shall be fixed at eight members. Previously, Article III, Section 2 of the Company’s Bylaws provided that the size of the Company’s Board of Directors shall be fixed at nine members. The amendment to Article III, Section 2 of the Bylaws eliminated a prior vacancy on the Company’s Board of Directors. A copy of the Company’s Bylaws, as amended, is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 8.01	Other Events.

On November 24, 2014, the Company notified the Trustee of Community Financial Shares Statutory Trust II that, beginning with the December 15, 2014 interest payment period, the Company would end its prior election to defer all payments of interest on the Company’s junior subordinated debentures and pay all deferred interest and additional interest due on the junior subordinated debentures as of December 15, 2014.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	3.2	Bylaws of Community Financial Shares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

/s/ Donald H. Wilson
Donald H. Wilson
Chairman, President and Chief Executive Officer

Date: November 26, 2014

Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

COMMUNITY FINANCIAL SHARES, INC.

ARTICLE I

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The name of the corporation shall be COMMUNITY FINANCIAL SHARES, INC., and it has been organized under the general laws of the State of Maryland. While the registered office shall be located at 351 West Camden Street, Baltimore, Maryland  21201, the corporation shall operate out of offices located in the Village of Glen Ellyn, County of DuPage and State of Illinois.

ARTICLE II

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SECTION 1. ANNUAL MEETINGS. The annual meeting of stockholders shall be held on the 2nd Wednesday of April each year, or such other date as shall be established, at the hour of 7:00 p.m., or such other time as shall be established, for the purpose of electing directors and transaction of such other business as may come before the meeting. If the election of directors shall not be held on the day designated herein for any annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a meeting of the stockholders as soon thereafter as conveniently may be.

SECTION 2. SPECIAL MEETINGS. Special meetings of the stockholders may be called by the President, Chairman of the Board, by the Board of Directors or by the holders of not less than one-fourth of all the votes entitled to be cast at the meeting.

SECTION 3. PLACE OF MEETING. The Board of Directors may designate any place within or outside the State of Illinois as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors. A waiver of notice signed by all holders of voting securities may designate any place within the State of Illinois, as the place for the holding of such meeting. If no designation is made, or if a special meeting were otherwise called, the place of meeting shall be the office of the corporation.

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SECTION 4. NOTICE OF MEETINGS. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than ninety days before the date of the meeting, either personally or by mail, by or at the direction of the President, or the Secretary, or the Officer or persons calling the meeting, to each holder of record of voting securities entitled to notice of such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the records of the corporation, with postage thereon prepaid.

SECTION 5. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. For the purpose of determining the holders of voting securities entitled to notice of or to vote at any meeting of stockholders, or stockholders entitled to receive payment of any dividend, or in order to make a determination of the holders of voting securities for any other proper purpose, the Board of Directors of the corporation may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, twenty days. If the stock transfer books shall be closed for the purpose of determining stockholders entitled to notice of or to vote at an annual meeting of stockholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than ninety days prior to the date on which the particular action, requiring such determination of stockholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders the date that is the later of the date on which notice of the meeting is mailed or the date that is the thirtieth day before the meeting, as the case may be, shall be the record date for such determination of stockholders.

SECTION 6. VOTING LISTS. The officer or agent having charge of transfer books for shares of stock of the corporation shall make, prior to each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each. Such list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock ledger or transfer book shall be prima facie evidence as to who are the stockholders entitled to examine such list or stock ledger or transfer book or to vote at any meeting of stockholders.

SECTION 7. QUORUM. A majority of the outstanding voting securities of the corporation, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders, provided, that if less than a majority of the outstanding voting securities are represented at said meeting, a majority of the voting securities so represented may adjourn the meeting from time to time without further notice to a date not more than 120 days after the original record date.

SECTION 8. PROXIES. At all meetings of stockholders, a holder of record of voting securities may vote by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

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SECTION 9. VOTING OF STOCK BY CERTAIN HOLDERS. Voting securities standing in the name of another corporation, domestic or foreign, may be voted by the president of such corporation, a vice president of such corporation or a proxy unless another person appointed to vote the securities under a bylaw or resolution of the board of directors of such corporation presents a certified copy of the bylaw or resolution.

Voting securities standing in the name of a deceased person may be voted by his administrator or executor, either in person or by proxy. Voting securities standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no guardian, conservator or trustee shall be entitled, as such fiduciary, to vote voting securities held by him without a transfer of such stock into his name.

Voting securities standing in the name of a receiver may be voted by such receiver, and voting securities held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A stockholder whose voting securities are pledged shall be entitled to vote such voting securities until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own voting securities belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own voting securities held by it in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares at any given time.

SECTION 10. NON-CUMULATIVE VOTING. In all elections of directors and all other matters coming to the stockholders, voting shall be non-cumulative.

SECTION 11. VOTING BY BALLOT. Voting on any question or in any election may be via voice unless the presiding officer shall order, or any stockholder shall demand that voting be by ballot.

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ARTICLE III

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DIRECTORS

SECTION 1. GENERAL POWERS. The business and affairs of the corporation shall be managed by its Board of Directors.

SECTION 2. NUMBER, TENURE AND QUALIFICATIONS. The number of directors of the corporation shall be eight. Each director shall hold office until the next annual meeting of stockholders, or until their successor shall have been elected and qualified.

SECTION 3. ORGANIZATION MEETING. The meeting for the organization of the Board of Directors shall take place immediately after, and at the same place as, the annual stockholders' meeting. If at the time fixed for the meeting of the directors-elect, there shall not be a quorum present, the members present may adjourn from time to time until a quorum is obtained.

SECTION 4. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held once each month. The Board of Directors may provide, by resolution, the time and place for the holding of such regular meeting, or of additional regular meetings without other notice than such resolution.

SECTION 5. ORDER OF BUSINESS. At all regular meetings of the Board of Directors, the following shall be included in the order of business:

1. Review of the minutes of previous meeting(s)

2. Unfinished business

3. New business

SECTION 6. SPECIAL MEETINGS. Special meeting of the Board of Directors may be called at the request of the Chairman of the Board or President, or any three directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.

SECTION 7. NOTICE. Notice of any special meeting shall be given at least two days previously thereto by written notice delivered personally or mailed to each director at his home address, or by telegram. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any director may waive notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

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SECTION 8. QUORUM. A majority of the Board of Directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided, that if less than a majority of the directors are present at said meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

SECTION 9. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 10. VACANCIES. Any vacancy occurring in the Board of Directors may be filled by appointment by the Board of Directors until the next annual meeting and until his successor is elected and qualified.

SECTION 11. ATTENDANCE. Directors must attend all meetings for which there is not good cause for absenteeism, and must serve on all committees to which they may be respectively appointed by the Board of Directors.

SECTION 12. COMPENSATION. By resolution of the Board of Directors, the directors may be paid their expenses, if any, of attendance at each meeting of the board, and may be paid a fixed sum for attendance at meetings. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

SECTION 13. PRESUMPTION OF ASSENT. A director of the corporation who is present at a meeting of the Board of Directors at which action on any corporation matter is taken shall be conclusively presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by certified mail to the Secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

ARTICLE IV

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OFFICERS

SECTION 1. NUMBER. The officers of the corporation shall be a chairman of the board, a president, secretary, treasurer and such vice presidents or other officers, as may be elected or appointed by the Board of Directors.

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SECTION 2. ELECTION AND TERM OF OFFICE. The Chairman of the Board, President and other officers of the corporation shall be elected annually by the Board of Directors at the organization meeting of the Board of Directors held after each annual meeting of stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

SECTION 3. REMOVAL. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

SECTION 5. CHAIRMAN OF THE BOARD. The Chairman of the Board shall be a member of the Board of Directors and shall preside at all meetings of the stockholders and the Board of Directors.

SECTION 6. PRESIDENT. The President shall be the principal executive officer of the corporation and shall be in charge of the affairs and business of the corporation and the management thereof subject to the direction of the Board of Directors and the executive committee. In all cases where the duties of the other officers of the corporation are not prescribed by statute, these bylaws or by resolution of the directors, they shall be performed under the orders and instruction of the President. He may sign with the Secretary, Assistant Secretary or any other proper officer of the corporation, thereunto authorized by the Board of Directors, certificates for shares of stock of the corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed, and in general shall perform ex officio on all standing committees of the board.

SECTION 7. THE VICE PRESIDENTS. In the absence of the President, or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all restrictions upon the President. Any Vice President shall perform such other duties as from time to time may be assigned to him by the Chairman of the Board, President or by the Board of Directors.

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SECTION 8. THE SECRETARY. The Secretary shall: (a) keep the minutes of the stockholders' and directors' meetings in one or more books provided for that purpose: (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law: (c) be custodian of the seal of the corporation and see that it is affixed to all certificates for shares of stock prior to the issuance thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized in accordance with the provisions of these bylaws; (d) keep a register of the post office address of each stockholder which shall be furnished to the Secretary by such stockholder; (e) sign with the Chairman of the Board or President certificates for shares of stock of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; (g) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Chairman of the Board, President or by the Board of Directors.

SECTION 9. THE TREASURER. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the corporation, and shall deposit, or cause to be deposited, in the name of the corporation, all monies or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors. In general, he or she shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as may from time to time be assigned to him or her by the Board of Directors or the President.

SECTION 10. SALARIES. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

ARTICLE V

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COMMITTEES OF THE BOARD

The Board of Directors may appoint, from time to time, from among its members an executive committee and committees of directors for such purposes and with such powers as the board may determine.

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ARTICLE VI

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CERTIFICATES FOR SHARES AND THEIR TRANSFER

Certificates of stock properly signed as herein indicated shall be issued to the stockholders and the certificate shall state upon the face thereof that the stock shall be transferable only upon the books of the corporation, and when the stock is transferred, the certificate thereof shall be returned to the corporation and canceled and new certificates issued. A transfer book shall be kept in which all assignments and transfers of stock shall be made and also a stock register book shall be kept in which shall be shown the names of the shareholders, the number of shares and the certificate number of the stock held by each. The person in whose name shares of stock stand on the stock register books of the corporation shall be deemed the owner thereof for all purposes.

ARTICLE VII

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FISCAL YEAR

The fiscal year of the corporation shall begin on the first day of January in each year and end on the last day of December in each year.

ARTICLE VIII

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DIVIDENDS

The Board of Directors may, from time to time, declare and the corporation may pay, dividends on its outstanding shares of stock in the manner and upon the terms and conditions provided by law.

ARTICLE IX

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SEAL

The Board of Directors shall provide a corporate seal, which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words "Corporate Seal."

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ARTICLE X

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WAIVER OF NOTICE

Whenever any notice whatever is required to be given under the provisions of these bylaws or under the provisions of the Maryland Business Corporation Act, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE XI

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AMENDMENTS

These bylaws may be altered, amended or repealed and new bylaws may be adopted (not inconsistent with the Maryland Business Corporation Act) at any meeting of the Board of Directors of the corporation by a majority vote of the whole number of directors.

ARTICLE XII

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DIRECTORS AND OFFICERS INDEMNIFICATION

The corporation shall indemnify and advance expenses to any and all directors, officers, employees and agents of the corporation to the fullest extent permitted by Section 2-418 of the Maryland Code, as the same may be amended and supplemented, unless it is established that (i) the act or omission was material to the matter giving rise to the liability and was omitted in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The rights to indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons' official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of this Article XII, or the adoption of any provision to these Articles of Incorporation that is inconsistent with this Article XII, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

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ARTICLE XIII

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Director's qualifying shares are not required to serve on the Board of Directors.

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